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                                                                     EXHIBIT 4.5
                                                                  Execution Copy


                 INVESTMENT BANKING AND SELLING AGENT AGREEMENT

         This INVESTMENT BANKING AND SELLING AGENT AGREEMENT (this "Agreement") is made and entered into this 6th day of March, 1995, by and between Grant Bettingen, Inc., a California corporation ("GBI"), and Uranium Resources, Inc., a Delaware corporation (the "Corporation").

                                    RECITALS

         WHEREAS, Corporation desires to retain GBI to assist it in its efforts to raise funding from Ryback Management Company ("Ryback") or entities managed by Ryback.

         WHEREAS, GBI is a licensed broker-dealer with the National Association of Securities Dealers, Inc., the U.S. Securities Exchange Commission and the State of California, engaged in the investment banking business.

         NOW, THEREFORE, in consideration of their mutual promises and agreements contained herein, the parties agree as follows:

         1.      Duties of Corporation.

         (a) The Corporation shall prepare information to be furnished by Ryback in connection with the offering of a security to Ryback (the "Offering") evidencing its investment in the Corporation. The Offering is intended to be exempt from the registration requirements of Section 5 of the Securities Act of 1933, as amended (the "Act").

         (b) In connection with GBI's engagement, the Corporation will furnish GBI with all information concerning the Corporation which GBI and the Corporation reasonably deem appropriate and will provide GBI with access to the Corporation's officers, directors, accountants, counsel and other advisors.
The Corporation represents and warrants to GBI that all such information concerning the Corporation, furnished to GBI, Ryback or any other Permitted Offeree, will be true and accurate in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances under which such statements are made. The Corporation acknowledges and agrees that GBI will be using and relying upon such information supplied by the Corporation and its officers, agents and others and any other publicly available information concerning the Corporation without any independent investigation or verification thereof or independent appraisal by GBI of the Corporation or its business or assets.

         2.      Duties of GBI.

         (a) GBI will use its best-efforts to assist the Corporation with the Offering.





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         (b)     GBI will attempt to place the security only with Ryback and such other entities as may be approved by the Corporation in writing ("Permitted Offerees").

         (c) GBI will be responsible for all of its own expenses incurred in connection with the Offering.

         3. Term. This Agreement shall have a term of 90 days commencing on March 6, 1995 and terminating on June 2, 1995, unless extended by mutual agreement of the Corporation and GBI.

         4. Compensation. Upon successful completion of the Offering to Ryback or such other entities as shall have been approved by the Corporation, GBI will receive 6.5% in cash of all monies raised, consisting of a commission of 5% and a nonaccountable reimbursement of 1.5%. In addition, the Corporation will cause to be issued to GBI, or its designees, an option to purchase shares of common stock in the Corporation equal to 5% of the aggregate number of shares of common stock that are purchased in the offering or into which the securities purchased in the Offering are convertible at an exercise price per share equal to that price paid by the investors (or the conversion price for convertible securities). Such option shall expire on the earlier of March 6, 1997 or, if the securities purchased by Ryback and/or other Permitted Offerees is a security convertible into shares of common stock of the Corporation, the date on which such conversion privilege expires. GBI's right to compensation as set forth in this Section 4 shall apply to any offering of securities to Ryback or a Permitted Offeree which is, (a) consummated during the term of this Agreement or (b) in which GBI has participated during the term of this Agreement and which is consummated within 6 months after the end of such term.

         5. Adjustments. The number of shares of Common Stock covered by the Option, as well as the price per share of Common Stock covered by the Option, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock of the Corporation. Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive.

                 In the event of the proposed merger or consolidation of the Corporation or dissolution or liquidation of the Corporation, the Board shall notify the Optionee at least fifteen (15) days prior to such proposed action. To the extent it has not been previously exercised, the Option will terminate immediately prior to the consummation of such proposed action.

         6. Expenses. The Corporation will be responsible for all of its own expenses relating to the Offering. These would include such items as printing, postage, legal, travel, entertainment, and telephone.

         7.      Indemnification.

                 (a) As consideration for rendering its services in connection with the Offering, the Corporation agrees to indemnify and hold harmless GBI and its directors, officers, controlling persons (within the meaning of Section 15 of the Securities Act of 1933 or Section 20(a) of the





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Securities Exchange Act of 1934), if any, agents and employees of GBI
(collectively, "Indemnified Persons" and individually, an "Indemnified Person") from and against any and all claims, liabilities, losses, damages, costs and expenses incurred by any Indemnified Person (including reasonable fees and disbursements of counsel) which

                          (A) are related to or arise out of (i) actions taken or omitted to be taken by the Corporation (including any untrue statements made or any statements omitted to be made) or (ii) actions taken or omitted to be taken by an Indemnified Person with the Corporation's consent or in conformity with the Corporation's instructions or

                          (B) are otherwise related to or arise out of GBI's engagement, except as the same are judicially determined to have resulted from the bad faith or gross negligence of GBI or its representatives, and will reimburse GBI and any other Indemnified Person for all reasonable costs and expenses, including reasonable attorneys' fees as they are incurred, in connection with investigating, preparing for, or defending any action, formal or informal claim, investigation, inquiry or other proceeding, whether or not in connection with pending or threatened litigation, caused by or arising out of or in connection with GBI or any Indemnified Person being named as party thereto and whether or not any liability results therefrom.

                 (b) Any person entitled to indemnification hereunder agrees to give prompt written notice to the indemnifying party after the receipt by such person of any written notice of the commencement of any action, suit, proceeding or investigation or threat thereof made in writing for which such person will claim indemnification pursuant to this Agreement and, unless in the reasonable judgment of such indemnified party a conflict of interest may exist between such indemnified party and the indemnifying party with respect to such claim, permit the indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to such indemnified party. If the indemnifying party is not entitled to, or elects not to, assume the defense of a claim, it will not be obligated to pay the fees and expenses of more than one counsel with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim, in which event the indemnifying party shall be obligated to pay the fees and expenses of such additional counsel or counsels. The indemnifying party will not be subject to any liability for any settlement made without its consent.

                 (c) The Corporation further agrees that the Corporation will not, without the prior written consent of GBI, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not GBI or any Indemnified Person is an actual or potential party to such claim, action, suit or proceeding) unless such settlement, compromise or consent includes an unconditional release of GBI and each other Indemnified Person hereunder from all liability arising out of such claim, action, suit or proceeding.





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                 (d)      In order to provide for just and equitable
contribution, if a claim for indemnification is made pursuant to these provisions but is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification is not available for any reason (except, with respect to indemnification sought solely pursuant to clause (B) hereof, for the reasons specified), even though the express provisions hereof provide for indemnification in such case, then the Corporation, on the one hand, and GBI, on the other hand, shall contribute to such claim, liability, loss, damage or expense for which such indemnification or reimbursement is held unavailable in such proportion as is appropriate to reflect the relative benefits to the Corporation, on the one hand, and GBI on the other hand, in connection with the transactions contemplated by the engagement, subject to the limitation that in any event GBI's aggregate contribution to all losses, claims, damages, liabilities and expenses to which contribution is available hereunder shall not exceed the amount of fees (including the value of shares of common stock in excess of the option payment on the date of exercise of the option) actually received by GBI pursuant to the engagement.

                 (e) The foregoing right to indemnity and contribution shall be in addition to any rights that GBI and/or any other Indemnified Person may have at common law or otherwise and shall remain in full force and effect following the completion or any termination of the engagement.

         8. Assignment. This Agreement may not be assigned or otherwise transferred by either party, in whole or in part, without the prior written consent of the other party, and any attempted assignment or transfer without such prior written consent shall be null and void and of no force and effect whatsoever.

         9. Registration Rights. If the Corporation determines to register shares of its Common Stock under the Securities Act, the Corporation shall (to extent permitted by law) include the Shares underlying the option granted herein, at its own expense, and shall use its best efforts to effect such registration (including, without limitation, filing post-effective amendments, appropriate qualifications under applicable blue sky laws, and appropriate compliance with the Securities Act) as would permit or facilitate the sale or distribution of the Shares.

         10. Attorneys' Fees and Costs. In the event that either party brings an action at law or in equity arising from this Agreement against the other party hereto, then the prevailing party shall be entitled to reasonable attorneys' fees and costs in addition to any judgment or other relief granted.

         11. Applicable Law; Venue. This Agreement shall be construed in accordance with the laws of the State of California.

         12. Arbitration. Except as set forth in Section 14 hereof, any dispute between the parties relating to the enforcement of this Agreement shall be resolved by arbitration pursuant to the rules of the American Arbitration Association. The prevailing party shall be entitled to reasonable attorneys' fees and costs in addition to any judgment or other relief granted. In any arbitration commenced by GBI, the parties agree that the arbitration proceeding shall be held in Anaheim, California. In any arbitration commenced by the Corporation, the parties agree that the arbitration proceeding shall be held in Denver, Colorado.





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         13.     Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which shall constitute one and the same instrument.

         14. Confidentiality. During the term of this Agreement and for a period of one year thereafter GBI will hold in confidence all information obtained from the Corporation ("Confidential Information") and will not disclose, disseminate, publish or otherwise reveal any such information, including but not limited to any business plan, financial data or other information, without prior approval of the Corporation. This obligation of confidentiality shall not extend to any information which is shown to have previously been (i) known to GBI, (ii) part of public knowledge or literature, or (iii) lawfully received from a third party. The parties hereby agree that in the event GBI breaches the provision of this Section 14 in any manner, monetary damages would be inadequate as full compensation, and therefore any court of competent jurisdiction may also enjoin GBI from disclosing or using the Confidential Information encompassed by this Agreement. In such case, the prevailing party shall be entitled to reasonable attorneys' fees in addition to any other amounts awarded as damages.

         15. No Exclusivity. It is understood that the Corporation is not granting to GBI an exclusive right to act as investment banker for the Corporation and that the Corporation may engage other entities to pursue other offerings of securities on behalf of the Corporation. GBI's sole engagement is to pursue the raising of funds from Ryback, unless otherwise agreed in writing by the Corporation. The Corporation shall be under no obligation to consummate any transaction with Ryback, and if none is consummated, GBI shall not be entitled to compensation hereunder.

         15. Waiver and Amendment. No breach of any provision hereof can be waived unless in writing. Waiver of any one breach of any provision hereof shall not be deemed to be a waiver of any other breach of the same or any other provision hereof. This Agreement may be amended only by a written agreement executed by the parties in interest at the time of modification.

         16. Notices. All notices and communications hereunder shall be in writing and, if sent to Corporation shall be mailed to:

                            Paul Willmott, President
                            Uranium Resources, Inc.
                            Three Park Central, Suite 1100
                            1515 Arapahoe Street
                            Denver, Colorado  80202

or, if sent to GBI, shall be mailed to:

                            Grant Bettingen, President
                            Grant Bettingen, Inc.
                            19800 Macarthur Blvd., Suite 680
                            Irvine, CA  92715





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         IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.


                       "GBI"                      "Corporation"

Grant Bettingen, Inc.                             Uranium Resources, Inc.



/s/ Grant Bettingen                               /s/ Paul K. Willmott
- ------------------------------                    ------------------------------
Grant Bettingen, President                        Paul K. Willmott, President











                                                                  Execution Copy
                                                                             B&H
                                                                          3/6/95





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
                                AMENDMENT NO. 1
                                       TO
                 INVESTMENT BANKING AND SELLING AGENT AGREEMENT


         THIS AMENDMENT NO. 1 TO INVESTMENT BANKING AND SELLING AGENT AGREEMENT is made and entered into this 25th of May, 1995 (the "Amendment No. 1"), by and between Uranium Resources, Inc., a Delaware corporation (the "Corporation") and Grant Bettingen, Inc., a California corporation ("GBI").

                                   RECITALS:

         A. The parties have entered into that certain Investment Banking and Selling Agent Agreement, dated March 6, 1995 (the "Investment Banking and Selling Agent Agreement"), by and between the Corporation and GBI.

         B. Pursuant to Section 15 of the Investment Banking and Selling Agent Agreement, the parties have agreed to amend the Investment Banking and Selling Agent Agreement as provided herein.

         NOW, THEREFORE, for and in consideration of the mutual covenants and conditions contained herein and the sum of $10.00, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

         1. The Investment Banking and Selling Agent Agreement is hereby amended as follows:

                 1.1 Section 4 of the Investment Banking and Selling Agent Agreement is hereby deleted in its entirety and replaced with the following new
Section 4:

                          4.      Compensation.  Upon consummation of the
closing (the "Closing") of the transactions contemplated by that certain Note and Warrant Purchase Agreement, dated of even date herewith, by and among the Corporation, Lindner Investments, a Massachusetts business trust (on behalf of its Lindner Bulwark Fund Series) and Lindner Dividend Fund, Inc., a Missouri corporation, the Corporation will pay to GBI the sum of $120,000 in cash. In addition, upon consummation of the Closing, the Corporation will cause to be issued to GBI or its designees, 35,000 shares of Common Stock of the Corporation held in treasury (the "Treasury Stock") and a warrant (the "Warrant") to purchase 100,000 shares of Common Stock of the Corporation (the "Warrant Stock") at an exercise price of $4.00 per share. Such Warrant shall expire three years after the date of the Closing of the Offering. Upon consummation of the Closing, the Corporation shall issue to GBI, or its designees, a Warrant certificate substantially in the form attached hereto as Exhibit A.






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                 1.2      Section 5 is hereby amended by deleting the word
"Option" each place it appears in Section 5 and replacing it with the word "Warrant" and by deleting the word "Optionee" in the first sentence of the second paragraph of Section 5 and replacing it with the words "holder of the Warrant."

                 1.3 The clause "(including the value of shares of common stock in excess of the option payment on the date of exercise of the option)" in Section 7(d) is hereby deleted in its entirety and replaced with the following clause: "(including the value of shares of Common Stock in excess of the exercise price of the Warrant on the date of exercise of the Warrant)."

                 1.4 Section 9 is hereby deleted in its entirety and replaced with the following new Section 9:

                          9.      Registration Rights.

                                  (a)      Demand Rights.  Subject to the
provisions set forth below, at any time after the date hereof, but prior to the third anniversary date hereof, the Corporation shall, upon the written demand of the holder of the Treasury Stock or the holder of the Warrant or Warrant Stock issuable upon exercise of the Warrant on no more than two (2) occasions, prepare, file with the Securities and Exchange Commission (the "Commission"), and use its best efforts to have declared effective a registration statement with respect to the distribution of all of the shares of Warrant Stock and all of the shares of Common Stock issuable upon exercise of the Warrant, but not less than fifty percent (50%) of the aggregate number of shares of Treasury Stock and Warrant Stock. Such demand shall be made by written notice to the Corporation by the holder of the Treasury Stock or the holder of the Warrant or Warrant Stock (as the case may be), which notice shall request the preparation of a registration statement pursuant to the terms of this Section 9(a) and include the number of shares of Treasury Stock or Warrant Stock to be offered pursuant to such registration statement and be sent to all other holders of the Treasury Stock or the Warrant or Warrant Stock (as the case may be). The Corporation may include in such registration any securities of the Corporation for sale by the Corporation or persons other than the Corporation, but the holder of the Treasury Stock or the Warrant or Warrant Stock shall have priority with respect to inclusion in the registration statement of the shares of Treasury Stock or Warrant Stock specified in the demand for registration made pursuant to the provisions of this Section 9(a). All expenses incident to the Corporation's performance of or compliance with this Section 9(a), including, without limitation, all registration and filing fees, fees and expenses of compliance with the securities or blue sky laws, and reasonable printing expenses, messenger, delivery, and mailing expenses, and fees and disbursements of counsel for the Corporation and all independent and certified public accountants, underwriters (excluding discounts and commissions) and other persons retained by the Corporation shall be borne and paid by the person requesting registration pursuant to this Section 9(a). The Corporation shall not be obligated to effect any demand registration pursuant to this Section 9(a): (a) more than two (2) times; (b) if the amount of shares as to which registration has been requested may be sold at that time without registration under the Securities Act of 1933, as amended, pursuant to Rule 144 thereunder (or any successor rule thereto); (c) unless the registration can be made on a Form S-3 (or any successor Form thereto); (d) if in the good faith judgment of the Board of Directors of the Corporation, such registration would be





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materially detrimental to the Corporation and the Board Directors of the
Corporation concludes, as a result that it is in the best interests of the Corporation to defer the filing of a registration statement in connection with such demand, provided that the Corporation may not defer the filing for a period of more than ninety (90) days after receipt of the initial request; (e) on a date which, under the General Rules and Regulations of the Commission, would require the inclusion in the registration statement covering such demand of historical financial statements of the Corporation other than those contained in the most recently required report of the Corporation on Forms 10-K and 10-Q, or financial statements of an acquired business or businesses at a time prior to the time such financial statements would be required to be filed by the Corporation pursuant to Form 8-K; or (f) if the demand relates to the shares of Warrant Stock issuable upon exercise of the Warrants, unless the Warrant is duly exercised and the shares of Warrant Stock have been issued prior to receipt by the Corporation of the written demand for registration.

                                  (b)      Piggyback Registration.  If the
Corporation, at any time commencing on the date of this Agreement and expiring on the third anniversary date hereof, determines to register shares of its Common Stock under the Act, the Corporation shall (to the extent permitted by law) include the Treasury Stock and the Warrant Stock, at its own expenses, and shall use its best efforts to effect such registration (including, without limitation, filing post-effective amendments, appropriate qualifications under applicable blue sky laws, and appropriate compliance with the Act) as would permit or facilitate the sale or distribution of the Treasury Stock and Warrant Stock.

                 1.5 The address for notice to the Corporation in Section 16 shall be deleted in its entirety and replaced with the following:

                                  Paul K Willmott, President
                                  Uranium Resources, Inc.
                                  303 East 17th Avenue, Suite 700
                                  Denver, Colorado 80203

         2. Except as amended hereby, the Investment Banking and Selling Agent Agreement shall not be amended, changed, or modified by this Amendment No. 1 and shall remain in full force and effect.





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         IN WITNESS WHEREOF, each of the parties hereto has caused this
Amendment No. 1 to be duly executed and delivered as of the date first above written.


                                        URANIUM RESOURCES, INC.


                                        By:/s/ Paul K. Willmott
                                        ----------------------------------------
                                           Paul K. Willmott
                                           President



                                        GRANT BETTINGEN, INC.



                                        By:/s/ Grant Bettingen
                                           -------------------------------------
                                           Grant Bettingen
                                           President





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